EXHIBIT 99.2

JOINT FILING AGREEMENT

          The undersigned hereby agree that the Statement on Schedule 13D, dated January 30, 2015, with respect to shares of the common stock, $.0001 par value per share, of Broadvision, Inc. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the January 30, 2015.

MARLIN CAPITAL INVESTMENTS, LLC

By:	/s/ Barry Honig
Barry Honig, Manager

/s/ Barry Honig
Barry Honig

/s/ Michael Brauser
Michael Brauser